Exhibit 10.1

Freidli Corporate Finance Inc.

June 6, 2007

Osiris Therapeutics, Inc.

7015 Albert Einstein Drive

Columbia, Maryland  21046

Re:          $20,000,000 Common Stock Offering

This letter is written in furtherance of our recent conversations with regard to the proposal of Friedli Corporate Finance, Inc., a Belize corporation (“FCF”), to undertake on behalf of Osiris Therapeutics, Inc., a Delaware corporation (“Osiris”), an offering of up to approximately $20,000,000 in Common Stock (the “Shares”) of Osiris (the “Offering”).  The purpose of this letter is to set forth certain of the understandings between FCF and Osiris in connection with the Offering.  Additional understandings with regard to the arrangement between Osiris and FCF in respect of the Offering may be the subject of other and additional letters and agreements by and between the parties.

Osiris and FCF each understand that the Offering is to be undertaken in compliance with Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the “Act”), and also in compliance with the requirements of Regulation D under the Act.  To that end, FCF does hereby represent, warrant, covenant and agree, in connection with the Offering, as follows:

1.             Neither FCF nor any of its affiliates, nor any person acting on its behalf, have engaged or will engage in any “directed selling efforts” (as such term is defined in Regulation S) in the United States with respect to the offering of the Notes, and they have complied and will comply with the offering restriction requirements of Regulation S in connection with the Offering.

2.             FCF acknowledges that the Shares have not been, and may not be, registered under the Act, and that, prior to the expiration of one year after the closing of the Offering (the “Distribution Compliance Period”), the Shares may not be offered or sold within the United States, or for the account or benefit of any U.S. Person (as defined in Regulation S), except in accordance with the provisions of Rule 903 or 904 of Regulation S under the Act, or pursuant to an exemption from the registration requirements of the Act, or unless registered pursuant to the Act.

3.             At or prior to the confirmation of sale of any of the Shares, FCF will have sent to each distributor, dealer or other person receiving any sort of selling concession, fee or other remuneration in connection with the purchase or placement of any of the Shares (if any), and to each purchaser of the Shares, a confirmation or notice to substantially the effect as that which is set forth as the legend on the cover page of the form of Subscription Agreement for the Shares.

4.             FCF will not engage in hedging transactions with respect to offers and sales of the Shares or with respect to any shares of Common Stock of Osiris, generally, during the Distribution Compliance Period, and any and all offering materials and documents used by FCF in connection with the Offering shall disclose, in a legend or legends prominently placed, that the Shares are not registered under the Act, and cannot be sold in the United States or to any U.S. Person during the Distribution Compliance Period, unless they are registered or unless an exemption from registration is available in respect of such sale.

5.             To the best of the knowledge of FCF, any and all Shares placed in the Offering, will be placed to individuals or entities resident of, and if an entity, organized under the laws of, a jurisdiction other than the United States, and which or whom are in each case “accredited investors” as defined in Rule 501(a) of the Act, or qualified institutional investors within the meaning of Rule 144A of the Act.

6.             FCF will undertake and consummate the Offering of the Shares in compliance with the applicable securities and other laws, rules and regulations of the jurisdiction in which such offers and sales occur, including without limitation, those of the country of Switzerland.

And Osiris does hereby represent, warrant, covenant and agree, in connection with the Offering, as follows:

7.             Assuming the accuracy of FCF’s statement as included in paragraph 1 above, neither Osiris nor any of its affiliates, nor any person acting on its behalf, has engaged or will engage in any “directed selling efforts” (as such term is defined in Regulation S) with respect to the Offering, and Osiris has complied and will comply with the offering restrictions requirements of Regulation S in connection with the Offering.

8.             Osiris will not consent to or otherwise permit or allow, and will refuse, any transfer of the Shares not made in compliance with Regulation S, pursuant to registration under the Act, or pursuant to an available exemption from such registration.

Each of the parties to this letter acknowledges that the other will be relying upon the truth and accuracy of the other’s representations, warranties, agreements and acknowledgements as set forth herein, in order to determine the applicability of exemptions from the registration provisions of the Act with respect to the issuance and sale of the Shares in the Offering, and each does hereby agree to indemnify and to hold the other harmless from and against any and all claims, demands or liabilities as may result or arise from any breach therof.

Please acknowledge your agreement with the foregoing by executing a copy of this letter in the space provided below, whereupon this letter agreement will become a binding agreement between FCF and Osiris.

Very truly yours,

FRIEDLI CORPORATE FINANCE, INC.

By:	/s/ Peter Friedli
Name:	Peter Friedli
Title:	President

AGREED AND ACCEPTED AS OF THIS 6th DAY OF JUNE, 2007.

OSIRIS THERAPEUTICS, INC.

By:	/s/ Cary J. Claiborne
Name:	Cary J. Claiborne
Title:	Chief Financial Officer